Exhibit 99.1

Uranium Resources, Inc. Provides Third Quarter 2010 Update

LEWISVILLE, Texas--(BUSINESS WIRE)--November 8, 2010--Uranium Resources, Inc. (NASDAQ: URRE) (URI), today provided an update on the Company’s activities and announced its financial results for the third quarter of 2010, which ended September 30, 2010.

Recent Highlights

Letter of Intent Signed with Industry Leader. On November 4, 2010, URI announced the signing of a non-binding letter of intent with Cameco Resources, a subsidiary of Cameco (NYSE: CCJ), for a large ranch in South Texas. The agreement, which is contingent on URI successfully completing a lease agreement with the land owners, outlines a three-phase exploration program that would be funded by Cameco. There is an option for a production joint venture.

Liquidity Position Further Strengthened. On November 5, 2010, URI successfully completed the second draw down under its existing shelf registration statement when it closed its underwritten registered offering of 8,222,500 shares of common stock at a price of $1.16 per share, including the exercise by the underwriter of an over-allotment option, with net proceeds to URI of approximately $9.0 million. The Company plans to use the proceeds for general corporate purposes and to fund future potential acquisitions.

URI Settles Lease Agreement in Texas. On September 29, 2010, URI settled a two-year old lawsuit regarding a lease agreement in Texas; and as a result, eliminated costly legal fees while enabling discussions on additional properties with an estimated 250,000 pounds of in place mineralized uranium material.

Tenth Circuit Court Ruling Stands. No petitions were filed by the deadline to review the June 2010 United States Court of Appeals for the 10th Circuit en banc ruling that URI’s Section 8 property in Churchrock, New Mexico is not Indian Country, thus affirming the authority of the State of New Mexico to issue the underground injection control permit, which was granted to URI in 1989.

Documents Submitted to NRC to Activate License. In October, URI submitted the necessary documents to the U.S. Nuclear Regulatory Commission to activate its NRC License. URI is currently awaiting a determination from the Commission, and once active, the license may be utilized according to its present terms and conditions while pending renewal from the NRC.

Opponents petitioned the United States Supreme Court for review of the March 2010, 10th Circuit Court of Appeals’ ruling that upheld the Company’s NRC license to conduct in-situ recovery (ISR) uranium mining at the Churchrock/Crown Point project. The Supreme Court has not yet acted on the petition which does not impede the Company’s progress.

Section 13 Drilling Completed. URI completed drilling on its Section 13 property in Ambrosia Lake in September. Core samples were shipped to an outside laboratory for the purpose of determining the suitability of the property for ISR mining. Results are expected to be completed in December 2010. If the property is not ISR amenable, then it will fall into the Company’s conventional mining portfolio. URI has approximately 2.4 million pounds of in-place, mineralized uranium material in the Ambrosia Lake district.

NASDAQ Listing. URI regained compliance with the $1.00 per share minimum bid price requirement for continued listing on the NASDAQ Capital Market on October 7, 2010.

Don Ewigleben, President and CEO of Uranium Resources, noted, “The first nine months of 2010 have been a dynamic and rewarding time for the Company. We have made measurable progress on all fronts, as we have continued to deliver on our strategic initiatives. Last week, we completed the sale of 8,222,500 shares of common stock which provided net proceeds of approximately $9.0 million. As a result, we have further strengthened our balance sheet with the requisite capital to fund our growth strategy.”

Mr. Ewigleben commented on recent milestones and developments, “Our recent letter of intent with Cameco Resources has significantly enhanced our Texas opportunities; and coupled with the settlement of the litigation regarding a lease agreement, we are optimally positioned to move forward on our Texas strategy. In New Mexico, we are also making substantial progress as we completed drilling activity on our Ambrosia Lake property and await results by the end of the year. Moreover, no petitions were filed by the deadline to review the June 2010, United States Court of Appeals for the 10th Circuit ruling that URI’s New Mexico property is not Indian Country, thus affirming the authority of the State of New Mexico to issue the underground injection control permit.”

Mr. Ewigleben concluded, “Our 30-plus years in uranium exploration, development, and mining operations, our experience as the only uranium company with approved restoration of an ISR mining operation in the United States and our significant asset base provides us a significant advantage in the uranium industry. Strategically, we continue to advance our properties toward production as we identify new projects and opportunities to grow our asset base, and, importantly, as we establish relationships and develop opportunities to continually grow value.”

Liquidity Discussion

Cash at September 30, 2010 was $10.5 million compared with $11.4 million at the end of the trailing second quarter and $6.1 million at the end of 2009. The significant increase from the prior year end reflected the Company’s common stock offering in June 2010 and the over-allotment option that was exercised in July. Subsequent to the end of the third quarter, URI completed another common stock offering, including an over-allotment, which resulted in net proceeds of $9.0 million. The cash balance as of the close of the offering on November 5, 2010 was $18.8 million.

As previously mentioned, on September 29, 2010, URI settled a Texas land lease dispute and agreed to pay the plaintiffs $1.38 million in cash, which includes amounts for prior royalties that the plaintiffs had previously rejected. The payment of this settlement is subject to execution of amendments to the leases and to documentation of other aspects of the settlement and dismissal of the suit and is expected to be made prior to year end 2010.

The Company used $1.9 million in cash in operating activities during the third quarter of 2010 compared with $1.3 million and $2.0 million used in operations in the second quarter and first quarter of 2010, respectively. For the nine-month period of 2010, URI used $5.2 million in operations compared with $3.3 million used in operations during the corresponding period of 2009.

Teleconference and Webcast

The Company is hosting a conference call and webcast today at 1:30 p.m. ET. During the call, Don Ewigleben, President and Chief Executive Officer, will review financial results for the quarter, provide an update on URI’s strategies and outlook, and discuss the recent stock offering. A question-and-answer session will follow.

The URI conference call can be accessed by dialing (201) 689-8562 and entering conference ID number 359643. The live listen-only audio webcast can be monitored on the Company’s Web site at www.uraniumresources.com, where it will be archived afterwards. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 359643. The replay will be available from 4:30 p.m. ET the day of the teleconference until 11:59 p.m. ET Monday, November 15, 2010.

A transcript will also be placed on the Company’s Web site, once available.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and a NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties are currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

URANIUM RESOURCES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2010	December 31, 2009
Current assets:
Cash and cash equivalents	$10,505,189	$6,092,068
Receivables, net	4,602	63,890
Prepaid and other current assets	283,277	125,400
Total current assets	10,793,068	6,281,358

Property, plant and equipment, at cost:
Uranium properties	81,722,252	82,212,719
Other property, plant and equipment	948,687	886,992
Less-accumulated depreciation, depletion and impairment	(64,106,430)	(64,155,311)
Net property, plant and equipment	18,564,509	18,944,400

Long-term investment:
Certificates of deposit, restricted	6,827,795	6,786,000
	$36,185,372	$32,011,758
Current liabilities:
Accounts and short term notes payable	$566,226	$641,727
Current portion of restoration reserve	1,251,984	1,236,588
Royalties and commissions payable	665,745	693,303
Deferred compensation	697,028	-
Accrued legal settlement	1,375,000	-
Accrued interest and other accrued liabilities	398,485	321,235
Current portion of capital leases	90,740	112,559
Total current liabilities	5,045,208	3,005,412

Other long-term liabilities and deferred credits	4,423,625	5,487,389

Long term capital leases, less current portion	139,322	207,922
Long-term debt, less current portion	450,000	450,000
Commitments and contingencies (Notes 5 and 12)
Shareholders’ equity:
Common stock, $.001 par value, shares authorized: 200,000,000; shares issued and outstanding (net of treasury shares): 2010—84,264,256; 2009—56,781,792	84,265	56,820
Paid-in capital	158,809,128	147,837,204
Accumulated deficit	(132,756,758)	(125,023,571)
Less: Treasury stock (38,125 shares), at cost	(9,418)	(9,418)
Total shareholders’ equity	26,127,217	22,861,035
	$36,185,372	$32,011,758

URANIUM RESOURCES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2010	2009	2010	2009
Revenues:
Uranium sales	$-	$1,406,782	$-	$4,616,145
Total revenue	-	1,406,782	-	4,616,145
Costs and expenses:
Cost of uranium sales
Royalties and commissions	-	143,319	-	448,971
Operating expenses	67,260	886,313	297,570	2,519,015
Accretion/amortization of restoration reserve	39,143	(3,818)	116,431	254,390
Depreciation and depletion	186,603	474,207	576,449	887,470
Impairment of uranium properties	352,631	400,231	742,278	1,815,220
Exploration expenses	-	34,929	725	39,752
Total cost of uranium sales	645,637	1,935,181	1,733,453	5,964,818
Loss from operations before corporate expenses	(645,637)	(528,399)	(1,733,453)	(1,348,673)

Corporate expenses
General and administrative	1,674,030	1,989,331	4,852,642	5,009,593
Provision for legal settlement	1,375,000	-	1,375,000	-
Depreciation	36,331	35,792	107,581	107,680
Total corporate expenses	3,085,361	2,025,123	6,335,223	5,117,273
Loss from operations	(3,730,998)	(2,553,522)	(8,068,676)	(6,465,946)

Other income (expense):
Interest expense	(7,597)	(10,119)	(18,430)	(31,722)
Interest and other income, net	74,114	39,053	353,919	153,508

Net loss	$(3,664,481)	$(2,524,588)	$(7,733,187)	$(6,344,160)

Net loss per common share:
Basic	$(0.04)	$(0.04)	$(0.12)	$(0.11)
Diluted	$(0.04)	$(0.04)	$(0.12)	$(0.11)

Weighted average common shares and common equivalent shares:
Basic	83,720,754	56,453,076	66,558,635	56,267,755
Diluted	83,720,754	56,453,076	66,558,635	56,267,755

URANIUM RESOURCES, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine months Ended September 30,
	2010	2009
Net loss	$(7,733,187)	$(6,344,160)
Reconciliation of net loss to cash used in operations—
Accretion/amortization of restoration reserve	116,431	254,390
Depreciation and depletion	684,030	995,150
Impairment of uranium properties	742,278	1,815,220
Decrease in restoration and reclamation accrual	(1,072,148)	(1,487,541)
Stock compensation expense	795,743	960,811
Other non-cash items, net	14,858	2,132

Effect of changes in operating working capital items—
Increase (decrease) in receivables	59,288	(323,878)
Decrease in inventories	-	1,010,845
(Increase) decrease in prepaid and other current assets	(157,877)	299,355
Increase (decrease) in payables, accrued liabilities and deferred credits	1,349,191	(439,413)
Net cash used in operating activities	(5,201,393)	(3,257,089)

Investing activities:
Increase in certificates of deposit, restricted	(41,795)	(120,826)
Additions to property, plant and equipment—
Kingsville Dome	(143,324)	(109,524)
Vasquez	(7,500)	(99,578)
Rosita	(63,852)	(31,759)
Churchrock	(125,543)	(107,626)
Section 13 Drilling	(89,882)	-
Other property	(26,797)	(38,482)
Net cash used in investing activities	(498,693)	(507,795)

Financing activities:
Issuance of common stock, net	10,203,626	-
Payments on borrowings	(90,419)	(122,478)
Net cash provided by (used in) financing activities	10,113,207	(122,478)
Net increase (decrease) in cash and cash equivalents	4,413,121	(3,887,362)
Cash and cash equivalents, beginning of period	6,092,068	12,041,592
Cash and cash equivalents, end of period	$10,505,189	$8,154,230

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Media:
Uranium Resources, Inc.
April Wade, 505-440-9441
awade@uraniumresources.com
or
Company:
Uranium Resources, Inc.
Don Ewigleben, 972-219-3330
President & Chief Executive Officer